Exhibit 99.1

Contact: Kristi Procopio Investor Relations 858-704-6239	FOR IMMEDIATE RELEASE

Conference Call:

Today 2:00 p.m. PDT

(877) 874-1565

Conference ID: 4388886

BofI Holding, Inc. Announces Record Net Income of $21.1 Million for Fiscal 2010

SAN DIEGO, CA – (MARKET WIRE) – August 12, 2010 — BofI Holding, Inc. (NASDAQ: BOFI), (“BofI”) parent of Bank of Internet USA (the “Bank”), today announced unaudited financial results for its fourth quarter and year ended June 30, 2010. For the ninth consecutive year, BofI increased its annual earnings, achieving net income of $21,128,000 for the year ended June 30, 2010, up 195.8% over the year ended June 30, 2009. Earnings attributable to BofI’s common stockholders were $20,517,000 or $2.22 per diluted share, up from the $6,452,000 or $0.77 per diluted share for the year ended June 30, 2009. Fiscal 2010 diluted earnings per share increased 188.3% over fiscal 2009. The increase in earnings for the year ended June 30, 2010 was the result of an increase of $127,043,000 in the average balance of interest-earning assets, including investment securities and loans, an increase in the net interest margin from 3.04% to 3.83% and increased non-interest income from sales of investment securities. Excluding the after-tax impact of gains and losses associated with our securities portfolio, net income would have been $17,618,000 for the year ended June 30, 2010, up 44.0% from the $12,237,000 of adjusted net income for fiscal 2009.

Net income for the fiscal 2010 fourth quarter was $4,697,000, up 30.3% compared to the $3,604,000 earned in the fourth quarter of fiscal 2009. Earnings attributable to BofI’s common stockholders for the fourth quarter of fiscal 2010 were $4,605,000 or $0.44 per diluted share, up from $3,431,000 or $0.40 per diluted share for the 2009 fourth quarter. Excluding the after-tax impact of gains and losses associated with our securities portfolio, net income would have been $4,411,000 for the quarter ended June 30, 2010, up 22.3% year-over-year from the $3,606,000 of adjusted net income for the fourth quarter of fiscal 2009, and up from the $4,348,000 in adjusted net income for the previous quarter ended March 31, 2010.

“This year’s achievements include record earnings, record net interest margin and, for the first time, a return on equity that surpassed our 15.00% goal,” said Greg Garrabrants, President and Chief Executive Officer. “Our average annual return on common equity was 21.17% for year ended June 30, 2010, more than 40.00% above our target return of 15.00%. The market responded by moving the closing market price of BOFI stock from $6.09 per share at June 30, 2009 to $14.12 at June 30, 2010, a 131.9% increase.”

“We are particularly pleased with our financial performance when you consider both the difficult operating environment for banks and the amount of time and effort we devoted this year to re-building our origination businesses, improving our management team and adding capital to fuel balance sheet growth,” added Mr. Garrabrants. “Our non-performing assets were 1.01% of our total assets at June 30, 2010, up from 0.65% last year, but still below the majority of banks that are suffering through the current downturn. The lower level of problem assets is a competitive advantage for us today, as the executives of many community banks are spending more time on loss mitigation and less on new business. With our strong capital ratios, enhanced by our recent $15.1 million sale of common stock, I believe our investment in the Bank’s infrastructure and origination capacity in multifamily and single family lending will enable the Bank to grow its balance sheet and continue to provide an attractive return on investment for our shareholders.”

Fourth Quarter Highlights:

•	BofI’s loan portfolio grew $159,436,000 compared to end of last fiscal year

•	Our deposits grew $319,656,000 compared to end of last fiscal year

•	Asset quality remains strong with total non-performing assets of 1.01% of total assets at June 30, 2010

•	Our tangible book value increased to $12.25 per share, up $2.46 compared to the end of last year.

•	Total assets reached $1,421,081,000 at June 30, 2010, up 9.1% compared to the end of last year.

Quarter Earnings Summary

During the quarter ended June 30, 2010, BofI earned $4,697,000 or $0.44 per diluted share compared to $3,604,000, or $0.40 per diluted share for the three months ended June 30, 2009. Net interest income grew 10.3% in 2010 compared to 2009 primarily due to a 10.1% increase in average interest earning assets. Loan loss provisions were $925,000 for the quarter ended June 30, 2010, compared to $1,900,000 for the quarter ended June 30, 2009. The decrease in loan loss provision reflects a smaller increase in allowance requirements and a decrease in loan write-offs, particularly from our portfolio of recreational vehicles during the quarter ended June 30, 2010.

Non-interest expense or operating costs increased $590,000, mainly as a result of an increase in compensation expense of $724,000 related to additional staffing added during the year, an increase in real estate-owned and repossessed vehicles expense of $408,000 related to the management and disposition of loan collateral, an increase in other general and administrative costs of $175,000 due to increased costs associated with loan pool underwriting/processing, as well as telephone, supplies and other costs, which were all partially offset by a decrease in regulatory fees of $684,000. The regulatory fees in the quarter ended June 30, 2009 included the one-time special assessment the FDIC charged to all banks causing the favorable variance this year.

Balance Sheet Summary

Total assets increased by $118,873,000, or 9.13%, to $1,421,081,000 at June 30, 2010, up from $1,302,208,000 at June 30, 2009. The loan portfolio increased a net $159,436,000, primarily from loan pool purchases and originations of $260,514,000 less repayments of $93,788,000. Investment securities decreased by $54,511,000 during the year, due to $283,760,000 in maturities, calls and principal repayments, and $27,118,000 in sales, partially offset by $223,004,000 in purchases. Total liabilities increased by $78,004,000, or 6.4%, to $1,291,273,000 at June 30, 2010, up from $1,213,269,000 at June 30, 2009. The increase in total liabilities resulted primarily from growth in savings and time deposits of $318,333,000, partially offset by net repayments of borrowings of $240,000,000. Stockholders’ equity increased by $40,869,000, or 46.0%, to $129,808,000 at June 30, 2010, up from $88,939,000 at June 30, 2009. The increase was primarily the result of $21,128,000 in net income, proceeds from our common stock offering of $15,095,000, an increase in comprehensive income of $2,117,000 and stock compensation items of $3,140,000.

Conference Call

A conference call and webcast will be held on Thursday, August 12, 2010 at 5:00 PM Eastern / 2:00 PM Pacific. Analysts and investors may dial in and participate in the question/answer session. To access the call, please dial: 877-874-1565, conference ID # 4388886; international callers should dial: 719-325-4880, using the same conference ID #. The conference call will be webcast live and may be accessed at BofI’s website, http://www.bofiholding.com. For those unable to listen to the live broadcast, a replay will be available shortly after the call on BofI’s website for 30 days.

About BofI Holding, Inc. and Bank of Internet USA

BofI Holding, Inc. (NASDAQ:BOFI) is the holding company for Bank of Internet USA (the “Bank”), a nationwide savings bank that operates primarily through the Internet. The Bank provides a variety of consumer and wholesale banking services, focusing on gathering retail deposits over the Internet, and originating and purchasing single and multifamily mortgage loans, and purchasing mortgage-backed securities. BofI operates its Internet-based bank from a single location in San Diego, California. For more information on Bank of Internet USA, please visit http://www.bankofinternet.com.

For up-to-date company information and facts and figures about BofI Holding, Inc. visit www.bofiholding.com

Safe Harbor Statement

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as BofI or its management “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include, but are not limited to, our ability to execute our business plans, the impact on our business of further declines in the economy or potential legislative and regulatory reforms, as well as other risks and uncertainties, including but not limited to those detailed from time to time in our filings with the Securities and Exchange Commission. . Forward-looking statements are not guarantees of future performance and should not be relied upon as representing management’s views as of any subsequent date. BofI does not undertake any obligation to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

BofI HOLDING, INC. AND SUBSIDIARY

SELECTED CONSOLIDATED FINANCIAL INFORMATION

(Dollars in thousands, except per share data)

			At the Fiscal Year Ended June 30,
UNAUDITED			2010	2009
Selected Balance Sheet Data:
Total assets			$1,421,081	$1,302,208
Loans, net of allowance for loan losses			774,899	615,463
Loans held for sale			5,511	3,190
Allowance for loan losses			5,893	4,754
Securities – trading			4,402	5,445
Securities – available for sale			242,430	265,807
Securities – held to maturity			320,807	350,898
Total deposits			968,180	648,524
Securities sold under agreements to repurchase			130,000	130,000
Advances from the FHLB			182,999	262,984
FRB Discount Window and junior subordinated debentures			5,155	165,155
Total stockholders’ equity			129,808	88,939

	At or for the Quarters Ended June 30,		At or for the Fiscal Year Ended June 30,
	2010	2009	2010	2009
Selected Income Statement Data:
Interest and dividend income	$20,722	$20,553	$85,572	$77,778
Interest expense	8,253	9,250	34,953	41,419

Net interest income	12,469	11,303	50,619	36,359
Provision (benefit) for loan losses	925	1,900	5,775	4,730

Net interest income after provision for loan losses	11,544	9,403	44,844	31,629
Noninterest income (loss)	899	923	8,316	(6,687)
Noninterest expense	4,809	4,219	17,283	12,894

Income before income tax expense	7,634	6,107	35,877	12,048
Income tax expense	2,937	2,503	14,749	4,906

Net income	$4,697	$3,604	$21,128	$7,142

Net income attributable to common stock	$4,605	$3,431	$20,517	$6,452

Per Share Data:
Net income:
Basic	$0.45	$0.42	$2.31	$0.78
Diluted	$0.44	$0.40	$2.22	$0.77
Book value per common share	$12.25	$9.79	$12.25	$9.79
Tangible book value per common share	$12.25	$9.79	$12.25	$9.79
Weighted average number of common shares outstanding:
Basic	10,267,785	8,202,961	8,869,453	8,284,938
Diluted	10,488,830	8,828,892	9,396,652	8,876,991
Common shares outstanding at end of period	10,184,975	8,082,768	10,184,975	8,082,768
Performance Ratios and Other Data:
Loan originations for investment	$32,948	$1,738	$74,702	$33,170
Loan originations for sale	26,052	43,639	116,412	83,741
Loan purchases	29,753	5,548	185,812	57,410
Return on average assets	1.33%	1.13%	1.56%	0.59%
Return on average common stockholders’ equity	15.42%	17.52%	21.17%	8.79%
Interest rate spread [1]	3.44%	3.46%	3.64%	2.83%
Net interest margin [2]	3.63%	3.62%	3.83%	3.04%
Efficiency ratio [3]	35.97%	34.51%	29.33%	43.46%
Capital Ratios:
Equity to assets at end of period	9.13%	6.83%	9.13%	6.83%
Tier 1 leverage (core) capital to adjusted tangible assets [4]	8.79%	6.98%	8.79%	6.98%
Tier 1 risk-based capital ratio [4]	14.56%	14.86%	14.56%	14.86%
Total risk-based capital ratio [4]	15.25%	15.64%	15.25%	15.64%
Tangible capital to tangible assets [4]	8.79%	6.98%	8.79%	6.98%
Asset Quality Ratios:
Net charge-offs to average loans outstanding	0.34%	0.69%	0.69%	0.43%
Nonperforming loans to total loans	1.48%	0.45%	1.48%	0.45%
Nonperforming assets to total assets	1.01%	0.65%	1.01%	0.65%
Allowance for loan losses to total loans held for investment at end of period	0.75%	0.76%	0.75%	0.76%
Allowance for loan losses to nonperforming loans	50.35%	167.39%	50.35%	167.39%

[1]	Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate paid on interest-bearing liabilities.
[2]	Net interest margin represents net interest income as a percentage of average interest-earning assets.
[3]	Efficiency ratio represents noninterest expense as a percentage of the aggregate of net interest income and noninterest income.
[4]	Reflects regulatory capital ratios of Bank of Internet USA only.